Exhibit 3.3

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

INGLES MARKETS, INCORPORATED

I.

The name of the corporation is “INGLES MARKETS, INCORPORATED” (the “Corporation”).

II.

Pursuant to the provisions of §§55-10-03 and 55-10-06 of the General Statutes of North Carolina, the Articles of Incorporation of the Corporation are hereby amended by deleting Paragraph (b)(4)(A) of Article 4 in its entirety and replacing it with the following:

“4.	Transfer.

(A) Any transfer of shares of Class B Common Stock other than to a “Qualified Transferee,” as hereinafter defined, shall be conclusively deemed to constitute an election by the holder thereof to convert said shares of Class B Common Stock into an equal number of shares of Class A Common Stock. As used herein, the term “Qualified Transferee” means any one or more of: (i) the transferor’s spouse, issue, parents or siblings (individually referred to as the “Immediate Family Member”), or a trust for the benefit of the transferor or any Immediate Family Member if the trustee of such trust is the transferor or an Immediate Family Member, or (ii) in the event of the transferor’s death or legal disability, the transferor’s executor, administrator or personal representative, or (iii) the Ingles Markets, Incorporated Profit Sharing Plan and Trust, or (iv) any holder of Class B Common Stock that is a holder of Class B Common Stock on the date of transfer. Any shares of Class B Common Stock transferred beneficially but not of record may be denied the right to vote and receive payment of dividends until the shares have been transferred of record.”

III.

The above amendment of the Articles of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation as of December 9, 2003 and recommended to the shareholders of the Corporation. The above amendment was adopted by the shareholders of the Corporation as of February 17, 2004 in accordance with the provisions of Chapter 55 of the General Statutes of North Carolina.

IN WITNESS WHEREOF, Ingles Markets, Incorporated has caused these Articles of Amendment to the Articles of Incorporation of the Corporation to be executed by its duly authorized officer, as of the 26th day of January, 2005.

INGLES MARKETS, INCORPORATED

By:	/s/ James W. Lanning
Name:	James W. Lanning
Title:	President